Exhibit 4.1

THIRD SUPPLEMENTAL INDENTURE

This THIRD SUPPLEMENTAL INDENTURE, is entered into as of June 8, 2018 (this “Supplemental Indenture”), among KLX Inc., a Delaware corporation (the “Company”),  the guarantors party thereto (the “Guarantors”) and Wilmington Trust, National Association, a national banking association, as trustee (the “Trustee”).

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (as amended or supplemented from time to time prior to the date of this Supplemental Indenture, the “Indenture”), dated as of December 8, 2014, providing for the issuance of the Company’s 5.875% Senior Notes due 2022 (the “Notes”);

WHEREAS, pursuant to Section 8.2 of the Indenture, the Company solicited and received consents (the “Consent Solicitation”), upon the terms and subject to the conditions set forth in the Company’s Consent Solicitation Statement dated May 30, 2018 (as amended and supplemented as of the date of this Supplemental Indenture, the “Consent Solicitation Statement”), of Holders representing a majority in aggregate principal amount of the outstanding Notes (the “Requisite Consent”) to amend the Indenture as contemplated by this Supplemental Indenture;

WHEREAS, the Company desires to amend certain terms and provisions of the Indenture, as set forth in Articles 1 and 2 of this Supplemental Indenture (the “Proposed Amendments”);

WHEREAS, the Company has delivered to the Trustee, pursuant to Sections 1.3, 8.2 and 8.3 of the Indenture, an Officer’s Certificate and an Opinion of Counsel stating that all conditions precedent provided for in the Indenture relating to the execution of the Supplemental Indenture have been complied with and that the execution of this Supplemental Indenture is authorized or permitted by the Indenture;

WHEREAS, Section 8.4 of the Indenture provides that upon execution of a supplemental indenture, the Indenture shall be modified therewith, and such supplemental indenture shall form a part of the Indenture for all purposes, and every Holder theretofore or thereafter authenticated and delivered shall be bound thereby;

WHEREAS, in connection with the Consent Solicitation, Holders that have delivered a valid unrevoked consent on a timely basis are entitled to receive a consent payment (the “Consent Payment”) with respect to the Notes in respect of which they have validly consented, payable promptly after the Expiration Date if all conditions to the Consent Solicitation, including, without limitation, the receipt of the Requisite Consent and the execution of this Supplemental Indenture, are satisfied or waived; and

WHEREAS, all acts and requirements necessary to make this Supplemental Indenture a valid and binding obligation of the Company and the Guarantors have been completed, subject to certain terms, conditions and limitations as provided herein.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

Section 1.1            New Definitions.

The following definitions shall be added to the Indenture:

“KLX Energy Services Distribution Agreement” means the Distribution Agreement between the Company and KLX Energy Services, to be dated on or prior to the KLX Energy Services Spin-Off Date.

“KLX Energy Services Distribution Documents” means the KLX Energy Services Distribution

Agreement, the KLX Energy Services Employee Matters Agreement, the KLX Energy Services Transition Services Agreement, and the KLX Energy Services IP Matters Agreement, in each case, substantially as described in the Company’s Form 8-K (filed on May 1, 2018) in all material respects and any other instruments, assignments, documents and agreements executed in connection with implementation of the transactions contemplated by any of the foregoing.

“KLX Energy Services Employee Matters Agreement” means the Employee Matters Agreement between the Company and KLX Energy Services, to be dated on or prior to the KLX Energy Services Spin-Off Date.

“KLX Energy Services IP Matters Agreement” means the IP Matters Agreement between the Company and KLX Energy Services, to be dated on or prior to the KLX Energy Services Spin-Off Date.

“KLX Energy Services Spin-Off Date” means the date on which the KLX Energy Services Spin-Off Transaction is consummated.

“KLX Energy Services Spin-Off Transaction” means, collectively, (i) the contribution or transfer by the Company of its Energy Services Group business to a new wholly-owned Subsidiary of the Company (“KLX Energy Services”), (ii) the distribution of all of the shares of KLX Energy Services’s common stock on a pro rata basis to the holders of the Company’s common stock, (iii) the consummation of the transactions contemplated by and the exercise or performance by the parties thereto of their rights and obligations under the KLX Energy Services Distribution Documents and (iv) the contribution by the Company of $50 million in cash to KLX Energy Services, in each case including all related transactions and the payment of all fees and expenses payable in connection with the foregoing.

“KLX Energy Services Transition Services Agreement” means the Transition Services Agreement between the Company and KLX Energy Services, to be dated on or prior to the KLX Energy Services Spin-Off Date.

ARTICLE 2

Section 2.1            Amendments to Certain Sections of the Indenture.

(a)           Section 4.16 of the Indenture shall be amended by adding the following underlined text:

Section 4.16.        Effect on the Transactions or the KLX Energy Services Spin-Off Transaction.

Notwithstanding anything to the contrary set forth herein, no provision of this Indenture shall prevent the completion of any of the Transactions or the KLX Energy Services Spin-Off Transaction, nor shall the Transactions or the KLX Energy Services Spin-Off Transaction give rise to any Default or impair or reduce the availability or constitute the utilization of any basket or other exceptions (other than any such baskets or other exceptions that expressly refer to the Transactions or the KLX Energy Services Spin-Off Transaction) in the covenants under this Indenture or the Notes.

(b)           Section 7.3 of the Indenture shall be amended by adding the following underlined text:

Notwithstanding the other provisions of this Indenture, each of the Spin-Off Transaction and the KLX Energy Services Spin-Off Transaction is permitted under this Indenture.

(c)           Section 9.9 of the Indenture (Limitation on Restricted Payments) shall be amended by adding the following underlined text:

(13)                          Restricted Payments that are made in connection with or related to the Spin-Off Transaction or the KLX Energy Services Spin-Off Transaction.

(d)           Section 9.11 of the Indenture (Limitation on Transactions with Affiliates) shall be amended by adding the following underlined text:

(3)                                 any agreement as in effect as of the Spin-Off Date (including the Separation and Distribution Documents) or the KLX Energy Services Spin-Off Date (including the KLX Energy Services Distribution Documents) or any amendment thereto or any transaction contemplated thereby (including pursuant to any amendment thereto) or in any replacement agreement thereto so long as any such amendment or replacement agreement is, as determined by the Company, not more materially disadvantageous to the Company or such Restricted Subsidiary when taken as a whole than (1) with respect to the Spin-Off Transactions, the original agreement as in effect on the Spin-Off Date or as described in the Offering Memorandum or (2) with respect to the KLX Energy Services Spin-Off Transaction, the original agreement as in effect on the KLX Energy Services Spin-Off Date;

(10)                          any transaction related to or in connection with the Transactions or the KLX Energy Services Spin-Off Transaction.

(e)           Section 9.13 of the Indenture (Limitation on Dividend and Other Payment Restrictions Affecting Subsidiaries) shall be amended by adding the following underlined text:

(5)                                 the Credit Agreement or any agreement or instrument (A) (x) in effect at or entered into on the Issue Date or (y) created, incurred, assumed or suffered to exist on the Spin-Off Date or the KLX Energy Services Spin-Off Date in connection with the Transactions or the KLX Energy Services Spin-Off Transaction or (B) governing Indebtedness, provided that in the case of clause (B) (x) such Indebtedness is permitted under this Indenture and (y) the Company has determined in good faith at the time of incurrence that such encumbrance or restriction will not adversely affect in any material respect the Company’s ability to make principal or interest payments on the Notes as and when due.

Except as expressly set forth herein, the terms, provisions and conditions of the Indenture shall remain in full force and effect and in all other respects are hereby ratified and confirmed.

ARTICLE 3

Section 3.1            Instruments To Be Read Together

This Supplemental Indenture is executed as and shall constitute an indenture supplemental to and in implementation of the Indenture, and said Indenture and this Supplemental Indenture shall henceforth be read together.

Section 3.2            Confirmation

The Indenture as amended and supplemented by this Supplemental Indenture is in all respects confirmed and preserved.

Section 3.3            Terms Defined

Capitalized terms used in this Supplemental Indenture and not otherwise defined herein shall have the meanings assigned to such terms in the Indenture.

Section 3.4            Parties

Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 3.5            Governing Law

THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

Section 3.6            Severability Clause

In case any provision in this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 3.7           Ratification of Indenture; Supplemental Indenture Part of Indenture

Except as expressly amended hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. Any reference in the Indenture to the Indenture, “hereof” or other words of like import shall be to Indenture as so supplemented by this Supplemental Indenture. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder heretofore or hereafter authenticated and delivered shall be bound hereby and entitled to the rights created hereunder. The Trustee makes no representation or warranty as to the validity or sufficiency of this Supplemental Indenture or with respect to the recitals contained herein, all of which recitals are made solely by the other parties hereto.

Section 3.8            Counterparts

The parties hereto may sign one or more copies of this Supplemental Indenture in counterparts, all of which together shall constitute one and the same agreement.

Section 3.9            Headings

The headings of the Articles and the sections in this Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

Section 3.10          Effectiveness

This Supplemental Indenture will become legally effective and operative immediately upon its execution by the parties hereto in accordance with the provisions of Sections 8.2 and 8.4 of the Indenture, after which this Supplemental Indenture shall form a part of the Indenture for all purposes and each Holder shall be bound thereby. This Supplemental Indenture will become inoperative if the Consent Payment is not made promptly after the Expiration Date in accordance with the terms hereof. The Company shall provide written notice (which may be by e-mail) to the Trustee of the payment of the Consent Payment.

[Signatures on following page]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first written above.

KLX INC.

By:	/s/ Michael F. Senft
	Name:	Michael F. Senft
	Title:	Vice President and Chief Financial Officer

[Signature page to the Supplemental Indenture]

GUARANTORS:

HERNDON AEROSPACE & DEFENSE, LLC

By:	/s/ Peter Harris
Name: Peter Harris
Title: President

KLX AEROSPACE SOLUTIONS DEFENSE LLC (f/k/a HERNDON PRODUCTS, LLC)

By:	/s/ Peter Harris
Name: Peter Harris
Title: President

POLYTRADE HOLDING CORP.

By:	/s/ Peter Harris
Name: Peter Harris
Title: President

POLYGON AEROSPACE, LLC

By:	/s/ Peter Harris
Name: Peter Harris
Title: President

HERNDON PRODUCTS HOLDING CORP.

By:	/s/ Peter Harris
Name: Peter Harris
Title: President

KLX ENERGY SERVICES LLC

By:	/s/ Michael F. Senft
Name: Michael F. Senft
Title: Vice President

[Signature page to the Supplemental Indenture]

WILMINGTON TRUST, NATIONAL ASSOCIATION, solely in its capacity as Trustee

By:	/s/ Shawn Goffinet
Name: Shawn Goffinet

[Signature page to the Supplemental Indenture]